Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

February 4, 2022

The Toronto-Dominion Bank

TD Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2

Canada

Ladies and Gentlemen:

We have acted as U.S. federal tax counsel to The Toronto-Dominion Bank (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration of senior debt securities, subordinated debt securities, preferred shares, common shares, warrants, subscription receipts and units of the Company.

We have examined the Registration Statement (including the form of prospectus contained therein). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

BEIJING	HONG KONG	HOUSTON	LONDON	LOS ANGELES	PALO ALTO	SÃO PAULO	TOKYO	WASHINGTON, D.C.

The Toronto-Dominion Bank	-2-	February 4, 2022

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the discussion set forth in the Registration Statement under the caption “Tax Consequences—United States Taxation,” insofar as such discussion relates to matters of U.S. federal income tax law, constitutes our opinion as to the material U.S. federal income tax consequences to U.S. Holders (as defined therein) of the ownership of the Company’s debt securities and common shares.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

We do not express any opinion herein concerning any law other than the U.S. federal income tax law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Tax Consequences—United States Taxation” in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP